UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Cyxtera Technologies, Inc.
(f/k/a Starboard Value Acquisition Corp.)
(Name of Issuer)

Class A common stock, par value $0.0001 per share
(Title of Class of Securities)

23284C102
 (CUSIP NUMBER)

Jeffrey C. Smith
Starboard Value LP
777 Third Avenue, 18th Floor
New York, New York 10017
(212) 845-7977

COPIES TO:
Jason Daniel
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street
Suite 1800
Dallas, TX 75201
(214) 969-4209
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 10, 2022
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box   ◻.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.2%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,602,587
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,602,587
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,602,587
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 6.8%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,054,489
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,054,489
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,054,489
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.2%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,221,537
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,221,537
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,221,537
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,221,537
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,221,537
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,221,537
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,160,345
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,160,345
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,160,345
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.3%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 938,808
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 938,808
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 938,808
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 938,808
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 938,808
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 938,808
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard X Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,650,431
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,650,431
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,650,431
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.2%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Principal Co LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.2%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Principal Co GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.2%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Jeffrey C. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 20,767,571
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 20,767,571
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.2%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Peter A. Feld
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 20,767,571
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 20,767,571
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.2%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS SVAC Sponsor LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,262,341
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,262,341
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,262,341
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 6.6%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS SVAC Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,262,341
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,262,341
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,262,341
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 6.6%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Martin D. McNulty, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 505,150
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 505,150
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 505,150
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* IN

The following constitutes Amendment No. 4 to the Schedule 13D filed by the undersigned (“Amendment No. 4”).  This Amendment No. 4 amends the Schedule 13D as specifically set forth herein.

Item 2.         Identity and Background.

Item 2 is hereby amended to add the following:

The address of the principal office of each of Messrs. Smith and Feld is c/o Starboard Value LP, 201 E Las Olas Boulevard, 10th Floor, Fort Lauderdale, Florida 33301.

Item 6.        Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

On March 10, 2022, Martin D. McNulty, Jr. and Starboard Value LP entered into a Trading Agreement (the “Trading Agreement”) pursuant to which, among other things, the parties agreed: (a) Mr. McNulty would not purchase or sell any securities of the Issuer without the express prior written consent of Starboard Value LP, which may not be unreasonably withheld, (b) Mr. McNulty would continue to attend meetings in the capacity as an observer until replaced by Starboard; and (c) to the continued joint filing on behalf of each of them of a statement on Schedule 13D, and any amendments thereto, with respect to the securities of the Issuer. The above description of the Trading Agreement does not purport to be complete and is qualified in its entirety to by reference to the full text of the Trading Agreement, which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7.         Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:
99.1                  Trading Agreement, dated March 10, 2022.
99.2              Power of Attorney, dated March 11, 2022.

Signatures

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP,
its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
By: Starboard Value L LP,
its general partner

STARBOARD P FUND LP
By: Starboard Value P GP LLC,
its general partner

STARBOARD VALUE P GP LLC
By: Starboard Value R LP,
its member

STARBOARD VALUE L LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD X MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE LP
By: Starboard Value GP LLC,
its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC,
its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

SVAC SPONSOR LLC

SVAC MANAGER LLC

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld and Martin D. McNulty, Jr.